UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
                                 PROXY STATEMENT
          PURSUANT TO SECTION 14(a) OF SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.___ )

Filed by Registrant [X]
Filed by a Party other then Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for use of the Commission Only
     (as permitted by Rule 14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                              BAIRNCO CORPORATION
      --------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other then Registrant)


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

                               BAIRNCO CORPORATION
                        300 PRIMERA BOULEVARD, SUITE 432
                            LAKE MARY, FLORIDA 32746

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held April 22, 2004


To Shareholders:

        The Annual Meeting of Shareholders of Bairnco Corporation (the "Company", or "Bairnco") will be held on Thursday, April 22, 2004, at Bairnco's corporate offices, 300 Primera Boulevard, Suite 432, Lake Mary, Florida at 9:00 A.M., local time, for the following purposes:

        1.   To elect the Board of Directors of Bairnco.

        2.   To ratify management's selection of Bairnco's auditors.

        3. To transact such other business as may properly come before the meeting and any adjournment thereof.

                              --------------------

        Only shareholders of record at the close of business on March 15, 2004 will be entitled to notice of and to vote at the meeting.

        If you do not expect to attend the meeting in person, please date and sign the enclosed proxy and return it promptly by mail in the envelope provided.


                                    By Order of the Board of Directors


                                    /s/ LARRY D. SMITH
                                    --------------------------------
                                    Larry D. Smith
                                    Secretary

Lake Mary, Florida
March 17, 2004



THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY. PLEASE DATE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                               BAIRNCO CORPORATION
                          300 Primera Blvd., Suite 432
                            Lake Mary, Florida 32746


                               ------------------

                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                            To Be Held April 22, 2004

                               ------------------


                                  INTRODUCTION


        The Annual Meeting of Shareholders of Bairnco Corporation will be held on Thursday, April 22, 2004, at Bairnco's corporate headquarters, 300 Primera Boulevard, Suite 432, Lake Mary, Florida at 9:00 a.m., local time, for the purposes set forth in the accompanying notice. This Proxy Statement is furnished in connection with the solicitation by Bairnco's Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein.

        If a proxy in the accompanying form is executed and returned, it nevertheless may be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Bairnco, or by attending the Annual Meeting and voting in person. On the matters coming before the meeting as to which a choice has been specified by a shareholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is so specified, the shares will be voted for the nominees listed in this Proxy Statement and in favor of the ratification of auditors. Abstentions (including broker non-votes) will be counted for quorum purposes, but will have no affect on the outcome of the voting.

        Only shareholders of record at the close of business on March 15, 2004, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on such date there were 7,476,605 shares of common stock of Bairnco ("Bairnco Common Stock") outstanding. Each such share will be entitled to one vote on each matter submitted to shareholders.

        The Proxy Statement and accompanying form of proxy are first being sent to shareholders on or about March 17, 2004. Bairnco's Annual Report to shareholders accompanies this Proxy Statement.

                        PROPOSAL 1. ELECTION OF DIRECTORS

                DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

        The persons designated as proxies in the accompanying form of proxy have been selected by the Board of Directors of Bairnco and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Bairnco, unless instructed otherwise. The terms of all incumbent directors expire at the 2004 Annual Meeting of Shareholders, or at such later time as their successors have been duly elected and qualified. Nominees elected at the Annual Meeting will serve until the Annual Meeting of Shareholders next succeeding their election or until their successors have been duly elected and qualified. All such nominees are currently directors of Bairnco, and all were elected by shareholders at the 2003 Annual Meeting of Shareholders.

        If for any reason any of the following nominees is not a candidate when the election occurs, proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominees will be required.


Names and Ages of Nominees             Data Pertaining to Nominees
--------------------------             ---------------------------


Luke E. Fichthorn III (62)....         Since May 23, 1990, Mr. Fichthorn has
                                       served as the Chairman and on December
                                       18, 1991, Mr. Fichthorn became Chief
                                       Executive Officer of Bairnco. For over
                                       thirty years, Mr. Fichthorn has been a
                                       private investment banker and partner of Twain Associates, a private investment banking and consulting firm. Mr.
                                       Fichthorn became a director of Bairnco in January, 1981. Mr. Fichthorn is also a director of Florida Rock Industries,
                                       Inc., and Patriot Transportation Holding,
                                       Inc.

Gerald L. DeGood (61).........         Mr. DeGood was elected to the Board in
                                       December of 2002. Mr. DeGood was
                                       responsible for the Central Florida
                                       Accounting Practice of Arthur Anderson
                                       LLP for more than 20 years. He joined
                                       Arthur Anderson LLP in 1964 and became
                                       partner in 1974. He subsequently retired from the firm in 1999. Mr. DeGood is currently an independent business consultant. Mr. DeGood is Chairman of the Audit Committee and a member of the Compensation and Corporate Governance and
                                       Nominating Committees. He is also a
                                       member of the Board of Directors and
                                       Chairman of the Audit Committee of
                                       Consolidated - Tomoka Land Co.

Charles T. Foley (65).........         For 30 years, Mr. Foley was President,
                                       Chief Investment Officer and a director
                                       of Estabrook Capital Management, Inc., an investment advisory firm providing asset management services for individuals and institutions. In September 2003, Mr.
                                       Foley became President of Grove Creek

                                       Asset Management as well as a consultant to Dialectic Capital Management, LLC. Mr. Foley is a member of the Audit, Compensation, and Corporate Governance and Nominating Committees. Mr. Foley has been a director of Bairnco since May 1990.

James A. Wolf (61)............         Mr. Wolf was with the international
                                       management consulting firm, Booz, Allen
                                       and Hamilton, from June 1967 to March
                                       1989, where he was the partner directing the firm's industrial marketing consulting practice. From 1989 to present, he has been an independent consultant, providing business and marketing counsel to industrial and commercial clients. In April 1997, he also founded and became President of Marketwolf, Inc., which does strategic business and organization planning for privately held industrial products companies. Mr. Wolf has served as a Bairnco director since 2001. He is Chairman of the Corporate Governance and Nominating Committee and a member of the Audit and Compensation Committees.

William F. Yelverton (62).....         Currently, Mr. Yelverton is an
                                       independent business consultant. From
                                       January 2000 until November 2000, Mr.
                                       Yelverton served as CEO of
                                       LiveInsurance.com, an online insurance
                                       brokerage agency. From July 1997 until
                                       January 2000, Mr. Yelverton was an
                                       independent consultant. From September
                                       1995 through June 1997, Mr. Yelverton was
                                       Executive Vice President of Prudential
                                       Insurance Company of America. From
                                       September 1989 until September 1995, he
                                       was Chairman and CEO of New York Life
                                       Worldwide Holding, Inc., an insurance
                                       holding company. Mr. Yelverton was
                                       elected as a director in August 1991. Mr.
                                       Yelverton is Chairman of the Compensation
                                       Committee and is a member of the Audit
                                       and Corporate Governance and Nominating
                                       Committees.

        Assuming that a quorum is present, nominees receiving a plurality of the votes cast at the Annual Meeting will be elected to the Board of Directors of Bairnco. The Board of Directors recommends a vote FOR its nominees for election to the Board of Directors.


                       MEETINGS OF THE BOARD OF DIRECTORS

        During 2003, Bairnco's Board of Directors met seven times for regular meetings and had three regular telephonic meetings. Each director attended more than 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served.

        Each non-employee director received an annual retainer of $16,000 payable in four quarterly installments and a fee of $1,500 for each regular or special meeting attended in person. Under this policy, attendance fees for all regular meetings, special meetings and committee meetings held on a single day and attended in person are limited to $1,500. No fees are paid for meetings conducted via telephone. It is also the company's policy to grant to each non-employee director an option to purchase 5,000 shares of Bairnco stock when they are initially elected to the Board and 1,000 shares of Bairnco stock annually thereafter provided they remain a Board member. The exercise price of the option is set at the fair market value of the common stock on the date of grant. One third of the options vest in each of the succeeding three years on the anniversary date of the grant. The options remain exercisable for ten years from the date of vesting.

        In addition, each director and former director of Bairnco, who is not at the time an employee of Bairnco or any of its subsidiaries, is entitled to $1,500 per day when called upon by Bairnco to perform extraordinary services (not incidental to attendance at directors' meetings) on its behalf. No such payments were made during 2003.

        Effective January 1, 2003, the Board of Directors authorized an annual retainer of $3,000 for each Audit Committee member and $6,000 for the Audit Committee Chairman, payable in four quarterly installments, in recognition of the increased education, time and workload commitment placed upon the committee as a result of the Sarbanes-Oxley Act, and changes in New York Stock Exchange regulations and Securities and Exchange Commission requirements.

        During 2003, Bairnco's outside directors received the following compensation: Gerald L. DeGood - $32,250, Charles T. Foley - $29,750, James A. Wolf - $29,500, William F. Yelverton - $29,500. Also, in keeping with the policy above, Mr. DeGood, Mr. Foley, Mr. Wolf, and Mr. Yelverton were each granted options to purchase 1,000 shares of Bairnco stock, and Mr. DeGood was granted an option to purchase 5,000 shares in January of 2003 following his election to the Board in the previous month.

        It is the present policy of Bairnco that outside directors, upon retirement from the Board of Directors, shall receive annually for the number of years equal to the number of years he or she has served on the Board of Directors of Bairnco as a non-employee director, an amount equal to the non-employee director annual retainer in effect at the time of his or her retirement. Such amount shall be payable in quarterly installments. If the retired non-employee director should die prior to receiving payments equal to the number of years served on the Board, the director's estate will have the choice of either continuing to receive the remaining payments on a quarterly basis, or receiving in a lump sum, the net present value of the remaining payments discounted at the then current thirty year U.S. Government bond yield.


                      COMMITTEES OF THE BOARD OF DIRECTORS

        Bairnco has standing Audit, Compensation, and Corporate Governance and Nominating Committees of the Board of Directors. During 2003, the Audit Committee met five times, the Compensation Committee met six times, and the Corporate Governance and Nominating Committee did not meet. The non-employee directors who are members of the Audit, Compensation, and Corporate Governance and Nominating Committees of Bairnco were entitled to receive a fee for each meeting attended in person on a day during which the Board of Directors did not meet. During 2003, the Audit and Compensation Committees met only on days on which the Board of Directors met and, accordingly, no additional fees were paid with respect to such meetings.

        On January 29, 2004, the Board of Directors adopted a revised charter for the Audit Committee (the "Audit Committee Charter"). The Audit Committee Charter contains the Audit Committee's mandate, membership requirements, and duties and obligations and is posted on the Company's Internet site: www.bairnco.com. The Audit Committee Charter complies with requirements established by the Sarbanes-Oxley Act and requirements of the New York Stock Exchange. The Audit Committee will review the Audit Committee Charter annually and, if appropriate, recommend revisions to the Board of Directors. Under the Audit Committee Charter, the Audit Committee reviews and is responsible, among other tasks, for the appointment, compensation, retention and oversight of the independent auditors, reviewing with management and the independent auditors the Company's operating results and resolving any disagreements between management and the Auditors, establishing procedures to handle complaints regarding the Company or its accounting, considering the adequacy of the internal accounting and control procedures of the Company, and authorizing in advance the audit and non-audit services to be performed by the independent auditors. No member of the Company's Audit Committee serves on the audit committees of more than three public companies including the Company. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the Securities Exchange Commission. For additional information, see the discussion under "Proposal 2 - Ratification of Auditors" beginning on page 18.

        On January 29, 2004, the Board of Directors adopted a charter for the Compensation Committee (the "Compensation Committee Charter"). The Compensation Committee Charter contains the Compensation Committee's purpose, membership requirements, and duties and responsibilities and is posted on the Company's Internet site: www.bairnco.com. The Compensation Committee will review the Compensation Committee Charter annually and, if appropriate, recommend revisions to the Board of Directors. Under the Compensation Committee Charter, the Compensation Committee reviews and recommends to the Board of Directors the base salaries proposed to be paid to officers of Bairnco, Presidents of its subsidiaries, Presidents of divisions of its subsidiaries, and other employees whose base salaries exceed $150,000. The Compensation Committee also reviews and approves incentive compensation programs, reviews and administers the Stock Incentive Plan, and reviews management development and succession plans. All members of the Compensation Committee meet the independent director requirements of the New York Stock Exchange

        On January 29, 2004, the Board of Directors adopted a charter for the Corporate Governance and Nominating Committee (the "Corporate Governance and Nominating Committee Charter"). The Corporate Governance and Nominating Committee Charter contains the Corporate Governance and Nominating Committee's purpose, membership requirements and duties and responsibilities and is posted on the Company's Internet site: www.bairnco.com. The Corporate Governance and Nominating Committee will review the Corporate Governance and Nominating Committee Charter annually and, if appropriate, recommend revisions to the Board of Directors. Each member of the Corporate Governance and Nominating Committee is, or upon his election or appointment to the Corporate Governance and Nominating Committee will be, "independent" within the meaning of the currently effective New York Stock Exchange rules. Under the Corporate Governance and Nominating Committee Charter, the Corporate Governance and Nominating Committee is responsible for recommending to the Board of Directors the appropriate size and composition of the Board of Directors, the appropriate criteria for the selection of new directors, identifying and recommending candidates qualified and suitable to become members of the Board of Directors, overseeing the system of corporate governance, and developing and recommending corporate governance principles, which will be reviewed on an annual basis. The Corporate Governance and Nominating Committee has not established any minimum qualification for candidates for election as directors. In identifying and evaluating candidates for election as directors, the Corporate Governance and Nominating Committee will identify and select candidates who can add value to the Company's Board of

Directors and advance the interests of the Company. The Corporate Governance and Nominating Committee will not consider recommendations from shareholders; the Board of Directors believes the Committee has sufficient resources and contacts to fulfill its obligations. Neither the Board of Directors nor the Corporate Governance and Nominating Committee employ any third party to identify or assist it in identifying or evaluating potential candidates for election as directors but may choose to do so in the future as circumstances warrant.

Executive Sessions of Independent Directors

        In accordance with recent corporate governance reforms, the independent directors meet at regularly scheduled executive sessions without management. The responsibility for presiding at each meeting of independent directors is rotated among all independent members of the Board of Directors. Interested parties who wish to make their concerns known by communicating directly with the presiding independent director or with the independent directors as a group may do so by sending an email to Auditcommittee@bairnco.com or by writing to the Presiding Non-Management Director in care of the Bairnco Secretary.

             COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

        The following table sets forth information as of December 31, 2003, regarding the beneficial ownership of Bairnco Common Stock by the only persons known to Bairnco to be the beneficial owners of more than 5% of Bairnco's issued and outstanding Common Stock:

                                        Amount and Nature   Percentage of Issued
                                         of Beneficial        and Outstanding
                                          Ownership of        Common Stock on
Name and Address of Beneficial Owner      Common Stock       December 31, 2003
------------------------------------      ------------       -----------------

Marvin Schwartz                                922,800              12.35%
   605 Third Avenue
   New York, NY 10158

FMR Corp.                                      900,900              12.05%
   82 Devonshire Street
   Boston, MA 02109

Dimensional Fund Advisors Inc.                 495,400               6.63%
   1299 Ocean Avenue
   Santa Monica, CA 90401

Neuberger Berman, LLC                          489,900               6.55%
   605 Third Avenue
   New York, NY 10158


The Company has retained the services of Neuberger Berman, LLC to serve as investment manager with respect to a portion of the assets in the Bairnco Corporation Retirement Plan. Neuberger Berman, LLC is a registered investment advisor under the Investment Advisors Act of 1940 and serves as investment advisor to numerous individuals and retirement plans. Fees payable under this arrangement are customary for these services.

        The following table presents information regarding beneficial ownership of Bairnco Common Stock by each member of the Board of Directors, each nominee for election as a director, each of the executive officers of Bairnco named in the summary compensation table below and by all directors and executive officers of Bairnco as a group, as of December 31, 2003.


                                        Amount and Nature   Percentage of Issued
                                         of Beneficial        and Outstanding
                                          Ownership of        Common Stock on
Name of Individual or Group               Common Stock       December 31, 2003
---------------------------               ------------       -----------------
Luke E. Fichthorn III                       362,748(1)              5.31%
Gerald L. DeGood                                500                  (8)
Charles T. Foley                            255,682(2)              3.42%
Lawrence C. Maingot                          17,314(3)               (8)
Larry D. Smith                               38,814(4)               (8)
James A. Wolf                                 4,667(5)               (8)
William F. Yelverton                         38,735(6)               (8)
All executive officers and directors
   as a group (7 persons)                   718,460(7)              9.61%

-------------

(1) Includes 2,000 shares owned by Mrs. Fichthorn and 1,500 shares owned by two trusts of which Mr. Fichthorn is a co-trustee. Mr. Fichthorn disclaims beneficial ownership of these shares. Also includes shares that would be issued upon exercise of 166,667 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan and 42,000 restricted shares granted under the 2000 Bairnco Stock Option Plan.

(2) Includes shares that would be issued upon the exercise of 8,001 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan and 2,001 vested unexercised stock options granted under the 2000 Bairnco Stock Option Plan.

(3) Mr. Maingot indirectly owns 1,564 shares through ownership in trust under the Bairnco Corporation 401(k) Savings Plan. Also includes shares that would be issued upon the exercise of 3,375 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan and 375 vested unexercised stock options and 12,000 restricted shares under the 2000 Bairnco Stock Option Plan.

(4) Mr. Smith indirectly owns 1,814 shares through ownership in trust under the Bairnco Corporation 401(k) Savings Plan. Also includes shares that would be issued upon exercise of 20,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan and 17,000 restricted shares granted under the 2000 Bairnco Stock Option Plan.

(5) Includes shares that would be issued upon the exercise of 3,667 vested unexercised stock options under the 2000 Bairnco Stock Option Plan.

(6) Includes shares that would be issued upon the exercise of 9,334 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan and 2,001 vested unexercised stock options granted under the 2000 Bairnco Stock Option Plan.

(7) Includes a total of 3,500 shares owned by the wives, children or in trusts or custodial accounts for relatives of executive officers or directors but as to which each executive officer or director, respectively, disclaims beneficial ownership. Also includes shares that would be issued upon the exercise of 207,377 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan and 8,004 vested unexercised stock options and 71,000 restricted shares granted under the 2000 Bairnco Stock Option Plan.

(8) The percentage of shares owned by such executive officer or director does not exceed 1% of the issued and outstanding Bairnco Common Stock.

                           COMPENSATION OF MANAGEMENT
General

The following table sets forth information regarding the compensation paid, distributed or accrued for services rendered during 2001, 2002, and 2003 to the Chairman of the Board and each of the two other most highly compensated executive officers of Bairnco (collectively the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                           Annual Compensation              Compensation Awards
                                           -------------------           --------------------------
                                                                          Stock       Restricted        All Other
Name and Principal Position         Year       Salary        Bonus       Options    Stock Award (1)    Compensation
---------------------------         ----       ------        -----       -------    ---------------    ------------
                                                 ($)          ($)          (#)            ($)               ($)
Luke E. Fichthorn III               2003      $430,067            0       50,000       $214,200           $6,300
Chairman of the Board and           2002       419,567     $105,000           -0-            -0-              -0-
Chief Executive Officer             2001       408,690            0           -0-            -0-              -0-

Larry D. Smith                      2003      $169,167     $ 20,400           -0-      $ 86,700           $2,550
Vice President Administration       2002       165,167       37,170           -0-            -0-              -0-
                                    2001       160,083            0           -0-            -0-              -0-

Lawrence C. Maingot                 2003      $116,292     $ 18,630           -0-      $ 61,200           $1,800
Corporate Controller                2002       105,333       33,642        1,500             -0-              -0-
                                    2001        96,250            0           -0-            -0-              -0-

(1) The amounts in the table reflect the market value on the date of award of restricted shares of Common Stock ("Restricted Stock") (based on the $5.10 per share closing price of the Common Stock on April 24, 2003). Total number and value of shares of Restricted Stock held as of December 31, 2003 (based on $6.09 per share closing price of the Common Stock on December 31, 2003) for each Named Executive officer are: Luke
         E. Fichthorn III - 42,000 shares/$255,780; Larry D. Smith - 17,000 shares/$103,350; and Lawrence C. Maingot - 12,000 shares/$73,080. Restricted Stock is contingent upon five continuous years of employment, with "cliff" vesting of all shares upon the fifth anniversary of the date of the award. All shares are forfeited in the event of termination of employment prior to the five years, for other than retirement, death or disability. Restricted Stock holders receive voting power and payment of dividends related to the shares during the vesting period.

Stock Options

The following table sets forth information concerning the grant of stock options during 2003 to Luke E. Fichthorn III. No stock options were granted to the other Named Executives during 2003.

                             Number of      Percentage                                    Potential Realizable Value at
                             Securities      of Total                                     Assumed Annual Rates of Stock
                             Underlying       Options                                    Price Appreciation for Ten-Year
                              Options       Granted to    Exercise or                              Option Term(2)
                              Granted        Employees     Base Price    Expiration       ----------------------------
          Name                 (#)(1)         in 2003      ($/share)        Date              5%                10%
-----------------------      ----------     ----------     ----------    ----------       ---------         ----------
Luke E. Fichthorn III           16,666                        $5.05        2/3/14          $59,785           $155,964
                                16,666                        $5.05        2/3/15          $66,982           $179,977
                                16,667                        $5.05        2/3/16          $74,539           $206,404
Total                           50,000          56%

---------------------------
(1) The exercise price of the stock options is equal to 100% of the fair market value of the Common Stock on the date of grant (February 3, 2003). The stock options vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the grant date. Accordingly, one-third of the options (16,666) become exercisable on February 3, 2004, one-third of the options (16,666) become exercisable on February 3, 2005, and one-third (16,667) become exercisable on February 3, 2006. The stock options remain exercisable for ten years from the first date they become exercisable. Accordingly, one-third of the options (16,666) expire on February 3, 2014, one-third of the options (16,666) expire on February 3, 2015, and one-third of the options (16,667) expire on February 3, 2016.

(2) The option values presented were calculated based on a per-share price of $5.05 on the date of the grant as assumed 5% and 10% annualized rates of appreciation for the term of the award. The actual value, if any, which an individual may realize upon exercise will depend on the excess of the market price of the Common Stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an individual upon the exercise of an option will be at or near the value estimated under the model described above.

The following table sets forth information for each Named Executive with regard to the value of stock options held as of December 31, 2003.

                       AGGREGATED OPTION EXERCISES IN 2003
                         AND 2003 YEAR END OPTION VALUE

                              Shares                       Number of Securities            Value of Unexercised
                             Acquired       Value         Underlying Unexercised          In-the-Money Options at
                            on Exercise    Realized       Options at Year-End (#)             Year-End ($) (1)
Name                           (#)           ($)       Exercisable    Unexercisable     Exercisable    Unexercisable
----                           ---           ---       -----------    -------------     -----------    -------------
Luke E. Fichthorn III           -0-           -0-           166,667        50,000           $25,000         $52,000

Larry D. Smith                  -0-           -0-            20,000            -0-          $     0         $     0

Lawrence C. Maingot             -0-           -0-             3,750         1,125           $ 1,560         $   608

--------------------------
(1) Value is determined by multiplying the number of unexercised in-the-money options by the difference between the stock price on December 31, 2003 and the option grant price.

Bairnco Retirement Plan

        Bairnco maintains the Bairnco Corporation Retirement Plan (the "Bairnco Plan"), a non-contributory defined benefit pension plan, in which all salaried employees and certain hourly employees of Bairnco and its U.S. subsidiaries, Kasco Corporation and Arlon, Inc., participate.

        Remuneration covered by the Bairnco Plan in a particular year includes that year's base salary, overtime pay, commissions, stock purchase plan payments, other incentive compensation and amounts that are deferred under a 401(k) plan that is at any time maintained by Bairnco, but excludes, among other items, compensation received in that year under the Management Incentive Compensation Plan in excess of 50% of the participant's basic pay rate as of the December 31 preceding the date of payment. The 2003 remuneration covered by the Bairnco Plan for each participant therefore includes management incentive compensation (up to such 50% ceiling) paid during 2003 in respect of 2002 awards.

        The following table presents information regarding estimated annual benefits payable in the form of a straight life annuity upon retirement to persons in specified remuneration and years of service classifications:

                                                Years of Service at Retirement
           Average                              ------------------------------
         Compensation
         At Retirement             5             10            15             20        25 or More
         -------------          -------       -------       -------        -------      ----------
        $ 50,000                $ 3,446       $ 6,891       $10,337        $13,783        $17,229
          75,000                  5,883        11,766        17,650         23,533         29,416
         100,000                  8,321        16,641        24,962         33,283         41,604
         150,000                 13,196        26,391        39,587         52,783         65,979
         200,000 or more         18,071        36,141        54,212         72,283         90,354

        In accordance with IRS regulation, the maximum allowable compensation permitted in computing a benefit is $200,000 for 2003. However, employees will receive the greater of the benefit outlined above or the accrued benefit as of December 31, 1993 which was based on compensation in excess of $200,000 plus a benefit based on service after December 31, 1993 and final average compensation based on the $200,000 limit.

        For each of the following, the credited years of service under the Bairnco Plan as of December 31, 2003, and the remuneration received during 2003 covered by the Retirement Plan, were, respectively, as follows: Mr. Fichthorn, 14 years and $200,000; Mr. Smith, 5 years and $200,000; Mr. Maingot, 12 years and $151,733.

        In addition, Bairnco sponsors a non-qualified retirement plan such that retirement benefits as determined under the Bairnco Plan are supplemented to provide an aggregate pension benefit based on adjusted dates of hire and remuneration. Pursuant to his employment agreement, this non-qualified retirement plan provides Mr. Fichthorn an estimated annual benefit of $39,603 payable upon normal retirement date, based upon 25 projected years of credited service, and 2003 covered remuneration of $200,000.

Executive Contracts

Employment Agreement with Mr. Fichthorn

        On May 23, 1990, Bairnco entered into an agreement with Mr. Fichthorn, Chairman of Bairnco, under which Mr. Fichthorn became an employee. The initial term of the agreement was for four years, but the agreement generally automatically renews so that at no time will the term of the agreement be less than four years. Under the agreement, Mr. Fichthorn presently receives a base salary of $433,600 and is entitled to participate in the Bairnco Headquarters management incentive compensation plan, where he is entitled to receive 25% of an annual pool that is generated at the rate of $15,000 for each $.01 per share of net income of Bairnco and its consolidated subsidiaries as reported to shareholders in excess of $.30 per share after reflecting the management incentive compensation annual pool as a cost in arriving at pre-tax income.

        In accordance with the agreement, Mr. Fichthorn received, on the date when he became an employee of Bairnco, stock options for 350,000 shares of Bairnco Common Stock at an exercise price equal to the book value of a share of stock determined on the last day of the month in which he became an employee ($5.94 per share). One hundred thousand of the option shares became exercisable on the first anniversary of the date of grant and were exercised during 2001. Of the remaining 250,000 shares, 83,333 shares became exercisable on January 28, 1993 for earnings of $.70 per share for the calendar year 1992 and expired in 2003 without being exercised; an additional 83,333 shares became exercisable on January 26, 1996 for earnings at $.75 per share for the calendar year 1995; and the remaining 83,334 became exercisable on May 31, 2000, the tenth anniversary of the date of grant.

        All options remain exercisable for ten years from the first date they become exercisable. Except in the case of a voluntary termination or a termination for cause, as defined in the agreement, exercisable options will generally remain exercisable for three years following termination. The exercisability of all of the options granted to Mr. Fichthorn generally will accelerate in the event of a change of control. Each option share is to be accompanied by a limited stock appreciation right that will become exercisable for six months following a change of control. Upon exercise of such right, Mr. Fichthorn will receive the excess of the fair market value per share (or, if greater, $10 per share) over the exercise price per share for the underlying option. In the event that the payments received by Mr. Fichthorn with respect to his options and under any other provision of the agreement by reason of a change of control are subject to the excise tax on excess parachute payments, Bairnco will pay Mr. Fichthorn such amounts as are necessary to place him in the same position as he would have been in if no excise tax had been payable.

        Mr. Fichthorn will also receive a special retirement supplement that is intended to provide him a retirement benefit comparable to what he would have received under the Bairnco Plan (described above) if his combined past service as a director of Bairnco's former subsidiary, Keene Corporation, and Bairnco (25 years) were treated as years of service under that plan. The supplemental, non-qualified benefit (as described above) is fully vested.

        The Agreement provides that if Mr. Fichthorn dies while an employee, his surviving spouse or estate will receive a death benefit equal to three times the sum of (i) his base salary, and (ii) the highest bonus paid to him during the prior three years or the current year. If Mr. Fichthorn's employment terminates due to disability, he will receive 75% of his base salary for two years and 55% of such salary thereafter until the disability ends or his supplemental retirement benefits commence.

        If Bairnco terminates Mr. Fichthorn's employment without cause or breaches the agreement in a material fashion leading Mr. Fichthorn to terminate his employment, Bairnco will pay Mr. Fichthorn a lump sum benefit equal to the sum of (i) four times his then base salary, and (ii) the highest bonus paid or payable to him during the prior three years or the current year. Regardless of the reason for his termination, Bairnco will also provide Mr. Fichthorn and his spouse with medical, health and hospitalization benefits following his termination until he attains age 65 (or, in the event of his death, until his spouse attains age 65).

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The Compensation Committee consisted of the following members during all of 2003: Messrs. Gerald DeGood, Charles Foley, James Wolf, and William Yelverton.

          BOARD COMPENSATION COMMITEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

        The executive compensation program of the Company has been designed to motivate, reward, attract and retain the management deemed essential to ensure the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy and financial performance. In applying these principles, the Compensation Committee seeks to:

        o Reward executives for long-term strategic management and the enhancement of stockholder value;
        o Support an environment that rewards performance with respect to Company goals, as well as Company performance relative to industry competitors;
        o Integrate compensation programs with the short and long-term strategic plans of the Company;
        o Attract and retain key executives critical to the long-term success of the Company; and
        o Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

Compensation Program Components

          The compensation programs of the Company for its executive officers and key employees are generally administered by or under the direction of the Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described above. The particular elements of the compensation programs for such persons are set forth in more detail below.

          Base Salary - Base salary levels are primarily determined by the Committee at levels the Committee deems necessary or appropriate to attract the level of competence needed for the position. Base salary levels are reviewed annually based on individual performance, industry conditions and market considerations. The Committee believes that base salary levels for the Company's executive officers and key employees are competitive within a range that the Committee considers to be reasonable and necessary.

          Performance Bonus - The Company provides incentive compensation to its executive officers and key employees in the form of annual cash bonuses relating to financial and operational achievements during the prior year through the Company's Management Incentive Compensation
          (MIC) Program. The amount and form of such bonuses are determined by the Committee based primarily upon the analysis of the individual's job performance and the specific accomplishments of the individual during the preceding calendar year. In the case of corporate administrative and financial officers, incentive compensation decisions are made primarily on the basis of the assistance and performance of the officer in implementing corporate objectives within the scope of his or her responsibilities. In the case of operational officers, incentive compensation decisions are made primarily on the basis of operational results of the business operations for which the officer is responsible. Although the achievement of certain financial objectives as measured by a business segment's earnings are considered in determining incentive compensation, other subjective and less quantifiable criteria are also considered. In this regard, the Committee takes into account specific achievements that are expected to affect future earnings and results or that had an identifiable impact on the prior year's results.

          Stock Incentive Plan - The Company also provides long-term incentive compensation to its executive officers and key employees through stock options and restricted shares. The 2000 Bairnco Stock Incentive Plan (the "Stock Incentive Plan") was approved by shareholders at the 2000 Annual Meeting of Shareholders. As originally established, the Stock Incentive Plan provided for stock option awards. In April 2003, the Board of directors amended the Stock Incentive Plan to add a restricted stock award program. The restricted stock award program permits the committee to grant to an employee an award consisting of shares of Bairnco stock that are subject to specified forfeiture and transfer restrictions. Upon the lapse of these restrictions, the restricted stock award becomes vested. Generally, a restricted stock award under the Stock Incentive Plan becomes vested if the recipient remains employed until the fifth anniversary of the date of the award. The restricted stock award recipient receives dividends and voting rights during the vesting period. Under the terms of the Stock Incentive Plan, the Committee has complete discretion in determining eligibility for participation and the number of stock options or restricted stock shares, if any, to be granted to a participant. Stock option and restricted stock awards may be made from the shares of Bairnco Common Stock originally approved by the shareholders for issuance under the Stock Incentive Plan. The Committee has established and follows guidelines with respect to the granting of options and restricted stock awards under the Stock Incentive Plan to employees. The use of these instruments is intended to provide incentives to the Company's executive officers and key employees to work toward the long-term growth of the Company by providing them with a benefit that will increase only to the extent the value of the Common Stock increases. Options and restricted shares are not granted by the Committee as a matter of course as part of the regular compensation of any executive or key employee. The decision to grant options or restricted shares is based on the perceived incentive that the grant will provide and the benefits that the grant may have on long-term stockholder value. The determination of the number of shares granted is based on the level and contribution of the employee. Consideration is also given to the anticipated contribution of the business operations for which the optionee has responsibility to overall stockholder value.

Compensation Earned by the Chief Executive Officer

In considering the Chairman's base salary, the Committee reviewed Bairnco's general financial performance and the progress in improving operating performance. The Committee also reviewed the Chairman's base salary against recent salary surveys. This information showed Mr. Fichthorn's salary to be in the average range for industrial companies the size of Bairnco. The Committee also considered the time period elapsed from Mr. Fichthorn's date of last increase in May 2002. On May 1, 2003, he received a salary increase of 2.5% resulting in a current salary for Mr. Fichthorn of $433,600. In accordance with his contract, Mr. Fichthorn is eligible for 25% of an MIC pool generated by a formula in his contract. However, since 2001, Mr. Fichthorn has voluntarily waived this portion of his contract on a year-to-year basis and has agreed to participate in the MIC pool that covers Bairnco's officers. In 2003, Mr. Fichthorn elected not to receive a bonus even though he earned one under the Bairnco MIC program.

162 (m) Disclosure

        Based on current levels of compensation, no executive officer is expected to receive compensation for 2004 services that would be non-deductible under Section 162 (m) of the Internal Revenue Code. Accordingly, the Compensation Committee has not considered any revisions to its policies and programs in response to this provision of law.


Respectfully submitted,
The Compensation Committee


William F. Yelverton, Chairman
Gerald L. DeGood
Charles T. Foley
James A. Wolf

Performance Graph

          Presented in the graph below is a comparison of the five-year cumulative returns among Bairnco Common Stock, the Russell 2000 Index and the Dow Jones Electrical Components and Equipment Index ("DJELQ"). The cumulative returns shown in the graph assume an initial investment of $100 as of December 31, 1998, and reinvestment of all cash and cash equivalent dividends declared as of the ex-date of the dividend.



                               [GRAPHIC OMITTED]

                      PROPOSAL 2. RATIFICATION OF AUDITORS

        The Board of Directors has voted unanimously to retain the firm of Ernst & Young LLP, independent certified public accountants, as auditors for Bairnco and its subsidiaries for the 2004 fiscal year. The Board of Directors is submitting its selection of Ernst & Young LLP to shareholders for ratification. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. These representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so. Ratification of the Board of Directors' selection of auditors will require the affirmative vote of the holders of a majority of the shares of Bairnco Common Stock present at the Annual Meeting (assuming that a quorum is present). The Board of Directors recommends a vote FOR ratification of its selection of auditors.

                             Audit & Non-Audit Fees

         The following table presents fees charged for professional audit services rendered by Ernst & Young LLP for the audit of the Company's financial statements for the years ended December 31, 2003 and 2002, and fees billed by Ernst & Young for other services during those years. Certain amounts for 2002 have been reclassified to conform to the current year presentation.

                                                     2003               2002
                                                     ----               ----

                Audit fees (1)                   $160,100           $125,000
                Audit related fees (2)             13,700             28,000
                Tax fees (3)                       32,500              7,500
                All other fees                         --                 --
                                                 $206,300           $160,500

         (1) Audit fees consisted of audit work (including the tax accrual review) performed in connection with the preparation of the quarterly and year end financial statements, European statutory audits and review of documents filed with the SEC.

         (2) Audit related fees consisted of audits of employee benefit plans.

         (3) Tax fees consisted of assistance related to tax compliance and reporting.

         Pre-Approval of Audit & Non-Audit Services - Under the Company's Audit Committee Charter, the Audit Committee of the Board of Directors ("Audit Committee") is required to pre-approve all auditing services and permissible non-audit services, including related fees and terms, to be performed for the Company by the independent auditor, subject to de-minimus exceptions for non-audit services described under the Securities Exchange Act of 1934 which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee pre-approved all audit services, audit related services and tax review and compliance services for the Company by Ernst & Young during 2003.

                             Audit Committee Report

In accordance with its written charter adopted by the Board of Directors ("Board"), the Audit Committee of the Board ("Audit Committee") monitors the financial reporting process on behalf of the Board. All members of the Audit

Committee are independent of management and the Company in accordance with the Company's Standards of Board Independence which are based on the requirements of the New York Stock Exchange, the Securities and Exchange Act of 1934 and rules and regulations of the Securities and Exchange Commission.

During 2003, the Audit Committee met five times, and the Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Corporate Controller and independent auditors prior to the filing of the Company's Form 10-Q.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and discussed with the auditors any relationships that might affect their objectivity and independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the quarterly and annual financial statements. The Audit Committee also discussed the results of the internal audit examinations with the Corporation's internal audit department.

The Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2003, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements, and the independent auditors express an opinion on those financial statements based on their audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of Ernst & Young LLP as independent auditors, and the Board concurred in such recommendation.

Respectfully submitted,
The Audit Committee


Gerald L. DeGood, Chairman
Charles T. Foley
James A. Wolf
William F. Yelverton

                      PROPOSALS BY HOLDERS OF COMMON STOCK

        Any proposal that a shareholder of Bairnco desires to have included in the Proxy Statement relating to the 2005 Annual Meeting of Shareholders must be received by Bairnco at its executive offices no later than December 1, 2004. The executive offices of Bairnco currently are located at 300 Primera Boulevard, Suite 432, Lake Mary, Florida 32746.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Based upon a review of filings with the Securities and Exchange Commission and written representations from its directors and executive officers that no other reports were required, the Company believes that all of the Company's directors and executive officers complied with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2003. The Company is not aware of any beneficial holder of 10% of the Company's common stock that has not complied with filing requirements.

                           EXPENSES AND OTHER MATTERS

        Bairnco will pay the costs of preparing, assembling, and mailing this Proxy Statement and the material enclosed herewith. Bairnco has requested brokers, nominees, fiduciaries and other custodians who hold shares of Bairnco Common Stock in their names to solicit proxies from their clients who own such shares, and Bairnco has agreed to reimburse them for their expenses in so doing.

        In addition to the use of the mails, certain officers, directors and regular employees of Bairnco, at no additional cost, may request the return of proxies by personal interview or by telephone or telegraph.

        Management does not intend to present any further items of business at the Annual Meeting, and knows of no such items that will or may be presented by others. If, however, any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.


                                    By Order of the Board of Directors


                                    /s/ LARRY D. SMITH
                                    --------------------------------
                                    Larry D. Smith
                                    Secretary


Lake Mary, Florida
March 17, 2004








        PLEASE DATE, SIGN AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                                      PROXY
                               BAIRNCO CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS, April 22, 2004
      SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BAIRNCO CORPORATION

        The undersigned hereby appoints LUKE E. FICHTHORN III, LARRY D. SMITH, and LAWRENCE C. MAINGOT, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of BAIRNCO CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at Bairnco's corporate offices, 300 Primera Boulevard, Suite 432, Lake Mary, Florida, on Thursday, April 22, 2004, at 9:00 A.M., local time, and at any adjournment thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1. ELECTION OF DIRECTORS

   [ ] FOR all nominees listed below (except   [ ] WITHHOLD AUTHORITY to vote
       as listed to the contrary below)            for all nominees listed below

        NOMINEES: Luke E. Fichthorn III, Gerald L. DeGood, Charles T. Foley,
                  James A. Wolf, William F. Yelverton

(INSTRUCTIONS: To withhold your vote from any individual nominee or nominees, check the FOR box above and write each such nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2. RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF AUDITORS

           [ ] FOR                 [ ] AGAINST                  [ ] ABSTAIN

3. TO VOTE, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

If no contrary instructions are indicated on this Proxy, this Proxy will be voted FOR Proposals 1 and 2.



                                        Dated:
                                              ----------------------------------

                                              ----------------------------------
                                                         Signature

                                              ----------------------------------
                                                         Signature

                                              Please sign exactly as name
                                              appears at left. Joint owners
                                              should each sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, give your
                                              full title as such.

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE